Exhibit 21.1

List of Subsidiaries

Seneca Niagara Falls Gaming Corporation

Seneca Territory Gaming Corporation

Seneca Erie Gaming Corporation

Lewiston Golf Course Corporation

Seneca Massachusetts Gaming Corporation

Seneca Niagara Falls Gaming Corporation, Seneca Territory Gaming Corporation, Seneca Erie Gaming Corporation and Seneca Massachusetts Gaming Corporation are wholly owned subsidiaries of Seneca Gaming Corporation. Lewiston Golf Course Corporation is wholly owned by the Seneca Niagara Falls Gaming Corporation.